As filed with the Securities and Exchange Commission on May 7, 2004

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

Under

THE SECURITIES ACT OF 1933

Tessera Technologies, Inc.

(Exact name of Registrant as specified in its charter)

DELAWARE	16-1620029
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

3099 Orchard Drive

San Jose, California 95134

(408) 894-0700

(Address, including zip code, and telephone number, including area code, of principal executive offices)

AMENDED AND RESTATED 2003 EQUITY INCENTIVE PLAN

1999 STOCK PLAN

AMENDED AND RESTATED 1996 STOCK PLAN

1991 STOCK OPTION PLAN

(Full title of the Plan)

Bruce M. McWilliams

Tessera Technologies, Inc.

3099 Orchard Drive

San Jose, California 95134

Copies to:

Robert A. Koenig, Esq.

Bradley A. Bugdanowitz, Esq.

Latham & Watkins LLP

135 Commonwealth Drive

Menlo Park, California 94025

(650) 328-4600

(Name and address, including zip code and telephone

number, including area code, of agent for service)

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities to be Registered	Amount of Shares to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee

Common stock, par value $0.001 per share	1,384,429	(2)	$19.40	(3)	$26,857,923	(3)	$3,402.90

Common stock, par value $0.001 per share	8,641,884	(4)	$4.89	(5)	$42,258,813	(5)	$5,354.19

(1)	This Registration Statement shall also cover any additional shares of common stock which become issuable under the registrant’s Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”), the 1999 Stock Plan (the “1999 Plan”), the Amended and Restated 1996 Stock Plan (the “1996 Plan”) and the 1991 Stock Option Plan (the “1991 Plan,” and together with the 2003 Plan, the 1999 Plan and the 1996 Plan, the “Plans”) by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of the registrant’s common stock.
(2)	Represents 1,384,429 shares of common stock available for future issuance under the 2003 Plan. In addition, to the extent outstanding awards under the 1999 Plan expire or are canceled without having been exercised in full, the shares of common stock subject to such awards will be available for future issuance under the 2003 Plan. 5,553,045 shares of common stock are subject to outstanding awards under the 1999 Plan, which shares of common stock are registered pursuant to footnote (4) below.
(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h). For the 1,384,429 shares of common stock available for future issuance under the 2003 Plan, the Proposed Maximum Offering Price Per Share is $19.40 per share, which is the average ($19.40) of the high ($20.34) and low ($18.45) prices for the registrant’s common stock reported by The Nasdaq National Market on May 4, 2004.
(4)	Represents 2,481,433 shares of common stock subject to outstanding awards under the 2003 Plan, 5,553,045 shares of common stock subject to outstanding awards under the 1999 Plan, 553,583 shares of common stock subject to outstanding awards under the 1996 Plan and 53,823 shares of common stock subject to outstanding awards under the 1991 Plan.
(5)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h). For the 8,641,884 shares of common stock reserved for issuance upon the exercise of outstanding awards granted under the Plans, the Proposed Maximum Offering Price Per Share is $4.89 per share, which is the weighted average exercise price of the awards outstanding under the Plans.

Proposed sales to take place as soon after the effective date of the registration statement as awards granted under the Plans are exercised.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Tessera Technologies, Inc. (“Tessera”) will send or give the documents containing the information specified in Part I of Form S-8 to employees as specified by the Securities and Exchange Commission Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Tessera does not need to file these documents with the Securities and Exchange Commission either as a part of this registration statement or as prospectuses or prospectus supplements under Rule 424 of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference

The following documents, which were filed with the Securities and Exchange Commission, are incorporated herein by reference:

(a)	the registrant’s annual report on Form 10-K (File No. 000-50460) filed with the Securities and Exchange Commission on March 8, 2004 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including all material incorporated by reference therein and any subsequently filed amendments and reports updating such description;

(b)	the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on January 26, 2004;

(c)	the registrant’s current report on Form 8-K filed with the Securities and Exchange Commission on April 23, 2004; and

(d)	the description of the registrant’s common stock contained in the Registration Statement on Form 8-A (File No. 000-50460) filed with the Securities and Exchange Commission on November 14, 2003 pursuant to Section 12(g) of the Exchange Act, including all material incorporated by reference therein and any subsequently filed amendments and reports updating such description.

All documents subsequently filed by the registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in this Registration Statement, or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Registration Statement, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6.	Indemnification of Directors and Officers

Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s board of directors to grant, indemnity to officers, directors and other corporate agents in terms sufficiently broad to permit such indemnification under certain circumstances and subject to certain limitations.

The registrant’s certificate of incorporation and bylaws provide that the registrant shall indemnify its directors, officers, employees and agents to the full extent permitted by Delaware General Corporation Law, including in circumstances in which indemnification is otherwise discretionary under Delaware law.

In addition, the registrant has entered into separate indemnification agreements with its directors, officers and certain employees which requires the registrant, among other things, to indemnify them against certain liabilities which may arise by reason of their status as directors, officers or certain other employees. The registrant also intends to maintain director and officer liability insurance, if available on reasonable terms.

These indemnification provisions and the indemnification agreements entered into between the registrant and its officers and directors may be sufficiently broad to permit indemnification of the registrant’s officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Item 8.	Exhibits

See the Index to Exhibits located after the signature pages.

Item 9.	Undertakings

The undersigned registrant hereby undertakes:

(1) To file, during any period during which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which shall remain unsold at the termination of the offering.

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of San Jose, state of California, on May 7, 2004.

TESSERA TECHNOLOGIES, INC.

By:	/s/ R. Douglas Norby
R. Douglas Norby Chief Financial Officer and Senior Vice President

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that each person whose signature appears below constitutes and appoints Bruce M. McWilliams and R. Douglas Norby, and each or either of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date
/s/ Bruce M. McWilliams Bruce M. McWilliams	Chairman of the Board of Directors, President and Chief Executive Officer (Principal Executive Officer)	May 7, 2004

/s/ R. Douglas Norby R. Douglas Norby	Chief Financial Officer and Senior Vice President (Principal Financial and Accounting Officer)	May 7, 2004

/s/ Patricia M. Cloherty Patricia M. Cloherty	Director	May 7, 2004

Philip S. Dauber	Director

Borje Ekholm	Director

John B. Goodrich	Director

/s/ D. James Guzy D. James Guzy	Director	May 7, 2004

/s/ Al S. Joseph Al S. Joseph	Director	May 7, 2004

/s/ Robert A. Young Robert A. Young	Director	May 7, 2004

INDEX TO EXHIBITS

EXHIBIT	DESCRIPTION

4.1	Amended and Restated 2003 Equity Incentive Plan, previously filed as an exhibit to Tessera’s Registration Statement on Form S-1, effective November 12, 2003, and incorporated by reference

4.2	1999 Stock Plan, previously filed as an exhibit to Tessera’s Registration Statement on Form S-1, effective November 12, 2003, and incorporated by reference

4.3	Amended and Restated 1996 Stock Plan, previously filed as an exhibit to Tessera’s Registration Statement on Form S-1, effective November 12, 2003, and incorporated by reference

4.4	1991 Stock Option Plan, previously filed as an exhibit to Tessera’s Registration Statement on Form S-1, effective November 12, 2003, and incorporated by reference

5.1	Opinion of Latham & Watkins LLP

23.1	Consent of PricewaterhouseCoopers LLP, Independent Accountants

23.2	Consent of Latham & Watkins LLP (included in Exhibit 5.1 hereto)

24.1	Power of Attorney (included on the signature page to this Registration Statement)